UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 9, 2011

Obagi Medical Products, Inc.
(Exact name of registrant as specified in its charter)

001-33204
(Commission File Number)

Delaware	22-3904668
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3760 Kilroy Airport Way, Suite 500, Long Beach, CA 90806
 (Address of principal executive offices, with zip code)

(562) 628-1007
(Registrant’s telephone number, including area code)
Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet
Arrangement of a Registrant

On May 9, 2011, Obagi Medical Products, Inc. and its wholly-owned subsidiary OMP, Inc. (collectively, the “Company”) entered into an amendment (the “Amendment”) to the Amended and Restated Revolving Credit and Term Loan Agreement, dated as of November 3, 2010, by and among the financial institutions from time to time signatory thereto (the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (“Comerica”), and the Company (the “Original Agreement”).  Pursuant to the terms of the Original Agreement, the Lenders have agreed to make available to the Company: (i) up to $20.0 million in a revolving credit facility (the “Facility”), and (ii) one or more term loans in an aggregate amount of up to $15.0 million (the “Term Loans”).

Under the terms of the Original Agreement, the Company was entitled to borrow under the Term Loans until the earliest to occur of: (i) the date the aggregate outstanding principal balance of the Term Loans equaled $15.0 million, (ii) May 3, 2011, or (iii) the date the Company requested to close out the Term Loans.  The Amendment, among other things, extends the eligible draw period of the Term Loans for a year, so that the Company may now borrow under them until the earliest to occur of: (i) the date the aggregate outstanding principal balance of the Term Loans equals $15.0 million, (ii) May 3, 2012, or (iii) the date the Company requests to close out the Term Loans.

As of the date of the Amendment, the Company had no outstanding balance on the Facility or the Term Loans.

The description of the Amendment to the Original Agreement set forth above is qualified in its entirety by reference to the actual terms of  such Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference herein.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description
10.1	First Amendment to Amended and Restated Revolving Credit and Term Loan Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OBAGI MEDICAL PRODUCTS, INC.

Date: May 12, 2011	By:	/s/ Preston S. Romm
Preston S. Romm
Chief Financial Officer